Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO FOURTH AMENDED AND RESTATED MASTER

REPURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Amendment”), dated as of September 30, 2020 (the “Effective Date”), is made by and among PARLEX 2 FINANCE, LLC, a Delaware limited liability company (“Parlex 2”), PARLEX 2A FINCO, LLC, a Delaware limited liability company (“Parlex 2A”), PARLEX 2 UK FINCO, LLC, a Delaware limited liability company (“Parlex 2 UK”), PARLEX 2 EUR FINCO, LLC, a Delaware limited liability company (“Parlex 2 EUR”), PARLEX 2 AU FINCO, LLC, a Delaware limited liability company (“Parlex 2 AU”), PARLEX 2 CAD FINCO, LLC, a Delaware limited liability company (“Parlex 2 CAD”, and together with Parlex 2, Parlex 2A, Parlex 2 UK, Parlex 2 EUR, Parlex 2 AU and any other Person when such Person joins as a Seller hereunder from time to time, individually and/or collectively as the context may require, “Seller”), BLACKSTONE MORTGAGE TRUST, INC., a Maryland corporation (“Guarantor”) (for the purpose of acknowledging and agreeing to the provision set forth in Section 3 hereof), and CITIBANK, N.A., a national banking association (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into that certain Fourth Amended and Restated Master Repurchase Agreement, dated as of February 15, 2019, as amended by that certain First Amendment to Fourth Amended and Restated Master Repurchase Agreement, dated as of June 7, 2019, by and among Seller, Guarantor and Buyer, as further amended by that certain Second Amendment to Fourth Amended and Restated Master Repurchase Agreement, dated as of July 16, 2019, by and among Seller, Guarantor and Buyer, and as further amended by that certain Third Amendment to Fourth Amended and Restated Master Repurchase Agreement, dated as of February 19, 2020, by and among Seller, Guarantor and Buyer (as the same may be further amended, supplemented, extended, restated, replaced or otherwise modified from time to time, the “Repurchase Agreement”);

WHEREAS, all capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Repurchase Agreement;

WHEREAS, Seller and Buyer desire to modify certain terms and provisions of the Repurchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of ten dollars ($10) and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller and Buyer covenant and agree as follows as of the Effective Date and Guarantor acknowledges and agrees as to the provision set forth in Section 3 as of the Effective Date:

1. Modification of Repurchase Agreement. The Repurchase Agreement is hereby modified as of the Effective Date as follows:

(a) The definitions of “Alternative Rate”, “Alternative Rate Transaction” and “Spread Adjustment” in Section 2 of the Repurchase Agreement are hereby deleted in their entirety.

(b) The following definitions in Section 2 of the Repurchase Agreement are hereby deleted in their entirety and the following corresponding definitions are substituted therefor:

“Facility Availability Period” shall mean the period commencing on June 12, 2013 and ending on September 30, 2023 (or if such day is not a Business Day, the next succeeding Business Day). Notwithstanding anything herein to the contrary, at any time during the Facility Availability Period, Seller may request an extension of the Facility Availability Period which extension shall be in Buyer’s sole discretion and subject to terms and conditions determined by Buyer in its sole discretion.

“Index Rate” shall have the meaning set forth in the Fee Agreement.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the EURIBO Rate, LIBO Rate, BBSY Rate or CDOR Rate, as applicable, for such Pricing Rate Period (as specified in the related Confirmation) plus the Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Section 3(g) of this Agreement on and after an Index Transition Date, to the Applicable Alternative Rate).

“Pricing Rate Determination Date” shall mean, with respect to any Pricing Rate Period with respect to any Transaction:

(a) if the Applicable Index with respect to such Pricing Rate Period is EURIBOR, LIBOR, the BBSY Rate or the CDOR Rate (or, if applicable, the Prime Rate), the second (2nd) Business Day preceding the first day of such Pricing Rate Period (or, in the case of a Foreign Purchased Loan (AU) only, the first day of such Pricing Rate Period); or

(b) if the Applicable Index with respect to such Pricing Rate Period is a Replacement Index, a date Buyer reasonably determines, on or prior to the applicable Index Transition Date, that is consistent with Market Practice in implementing the applicable Index Transition.

“Pricing Rate Period” shall mean, with respect to a Remittance Date during which the Applicable Index is:

(a) EURIBOR, LIBOR, the BBSY Rate or the CDOR Rate (or, if applicable, the Prime Rate), (i) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such

Transaction and ending on and excluding the following Remittance Date, and (ii) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date; or

(b) the Replacement Index, a period Buyer determines is consistent with Market Practice implementing the applicable Index Transition.

(c) The following defined terms are hereby added to Section 2 of the Repurchase Agreement in their appropriate alphabetical location as follows:

“Applicable Alternative Rate” shall have the meaning set forth in the Fee Agreement.

“Applicable Index” shall have the meaning set forth in the Fee Agreement.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Applicable Index, as applicable, any tenor for such Applicable Index or payment period for Price Differential or interest calculated with reference to such Applicable Index, as applicable, that is or may be used for determining the length of a Pricing Rate Period pursuant to this Agreement as of such date.

“CAD Reference Banks” shall mean any four major reference banks in the Toronto interbank market selected by Buyer.

“CDOR Rate” shall mean, with respect to any Pricing Rate Period related to any Foreign Purchased Loan (CAD), the average rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) applicable to CA Dollar bankers’ acceptances for a period equal in length to one month or three months, as applicable, that appears (a) on page CDOR01 or CDOR03, as applicable, of the Bloomberg Professional Service screen (or any replacement Bloomberg Professional Service page which displays that rate) or (b) on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg Professional Services, in each case as of 10:00 a.m., Toronto time, on the related Pricing Rate Determination Date (the “CDOR Screen Rate”). If such page or service ceases to be available, Buyer may specify another page or service displaying the relevant rate after consultation with Seller.

If the CDOR Screen Rate is not available, Buyer shall request the principal Toronto office of the CAD Reference Banks to provide the rate such bank is quoting as its discount rate for purchase of CA Dollar bankers’ acceptances in an amount not less than the Repurchase Price of the applicable Transaction for a one or three month period, as applicable, as of 10:00 a.m., Toronto time, on the related Pricing Rate Determination Date.

If at least one such offered quotation is provided, the CDOR Rate with respect to the relevant Pricing Rate Period related to a Foreign Purchased Loan (CAD) shall be (i) where more than one offered quotation is provided by the CAD Reference Banks, the arithmetic mean (rounded upwards to four decimal places) of all of such offered quotations or (ii) where only one offered quotation is provided by the CAD Reference Banks, such offered quotation (rounded upwards to four decimal places).

If at or about noon, Toronto time, on the related Pricing Rate Determination Date, no CAD Reference Banks have provided quotations, then the CDOR Rate with respect to the relevant Pricing Rate Period related to a Foreign Purchased Loan (CAD) shall be the rate determined by Buyer, as a percentage rate per annum, of the cost to Buyer of funding an amount not less than the Repurchase Price for the applicable Transaction in CA Dollars from whatever source it may reasonably select.

The CDOR Rate shall be determined by Buyer or its agent pursuant to the terms of this Repurchase Agreement, which determination shall be conclusive absent manifest error. If the calculation of the CDOR Rate with respect to a Pricing Rate Period results in a CDOR Rate of less than zero (0), the CDOR Rate shall be deemed to be zero (0) for all purposes of this Agreement with respect to such Pricing Rate Period.

“CDOR Screen Rate” shall have the meaning set forth in the definition of CDOR Rate.

“Conforming Changes” shall mean any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Business Day”, the definition of “Pricing Rate Determination Date”, the definition of “Pricing Rate Period”, the timing and frequency of determining rates and other administrative matters) which Buyer reasonably determines are both (i) appropriate to implement the Index Transition and (ii) consistent with Market Practice (or, if Buyer decides that adoption of any portion of such Market Practice is not administratively feasible or if Buyer reasonably determines that no Market Practice for the administration of such Index Transition exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.

“Daily Compounded SOFR” shall mean, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by Buyer in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for business loans; provided, that if Buyer decides that any such convention is not administratively feasible for Buyer, then Buyer may establish another convention in its reasonable discretion.

“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Division/Series Transaction” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, any event or transaction where such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware LLC Act.

“Index” shall have the meaning set forth in the Fee Agreement.

“Index Transition” shall have the meaning set forth in the Fee Agreement.

“Index Transition Date” shall mean the next subsequent Pricing Rate Determination Date which is at least ten (10) Business Days following the date of delivery of an Index Transition Notice.

“Index Transition Event” shall mean the occurrence of a determination by Buyer that one of the following events has occurred with respect to the then-current Applicable Index:

(a) a public statement or publication of information by or on behalf of the administrator of such Applicable Index (or the published component used in the calculation thereof) announcing that the administrator has ceased or will cease to provide all Available Tenors of such Applicable Index (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Applicable Index (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Index (or the published component used in the calculation thereof), a Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Applicable Index (or such component), a resolution authority with jurisdiction over the administrator for such Applicable Index (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Applicable Index (or such component), which states that the administrator of such Applicable Index (or such component) has ceased or will cease to provide all Available Tenors of such Applicable Index (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Applicable Index (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Index (or the published component used in the calculation thereof) announcing that all Available Tenors of such Applicable Index (or such component thereof) are no longer representative.

For the avoidance of doubt, an “Index Transition Event” will be deemed to have occurred with respect to any Applicable Index if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Applicable Index (or the published component used in the calculation thereof).

“Index Transition Notice” shall mean a notice given by Buyer which:

(a) sets forth in reasonable detail the circumstances of the Index Transition;

(b) designates an Index Transition Date; and

(c) if feasible, identifies other Interest Determinations and Conforming Changes to implement such Index Transition.

“Interest Determination” shall mean any determination related to an Index or an Index Transition.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“Market Practice” shall mean the practice and course of dealing, including the manner of implementing Index Transitions, under repurchase facilities for Similar Loans with similarly situated counterparties domiciled in the United States.

“Rate Adjustment” shall mean, with respect to any Index Transition for any applicable Pricing Rate Period and Available Tenor, an adjustment which may be zero (0) or a positive or negative value, and which adjustment shall be the first alternative set forth in the order below:

(a) the adjustment, or method for calculating such adjustment, as of the Index Transition Date that has been selected, endorsed or recommended by the Relevant Governmental Body for such Index Transition for the applicable Corresponding Tenor;

(b) the adjustment as of the Index Transition Date that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Index Transition for the applicable Corresponding Tenor; and

(c) the adjustment that has been selected by Buyer in its reasonable discretion for the applicable Corresponding Tenor consistently with Market Practice for handling such Index Transition, giving due consideration to the then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such adjustment, for the replacement of the then-current Index with the applicable Replacement Index for U.S. dollar denominated floating rate commercial real estate mortgage loans as of the Index Transition Date.

“Relevant Governmental Body” shall mean:

(a) the Federal Reserve Board or the Federal Reserve Bank of New York; or

(b) a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Index” shall mean, for any Available Tenor, as of the relevant Index Transition Date and thereafter until a subsequent Index Transition Date or the Repurchase Date, the first alternative Index set forth in the order below that Buyer determines is available and appropriate for the transaction and consistent with Market Practice:

(a) Term SOFR;

(b) Daily Compounded SOFR; or

(c) an Index selected by Buyer as the replacement for the then-current Applicable Index for the applicable Corresponding Tenor giving due consideration to any selection or recommendation of a replacement Index or the mechanism for determining such an Index by the Relevant Governmental Body.

If the Replacement Index as determined pursuant to clause (a), (b) or (c) above would be less than zero (0), the Replacement Index shall be deemed to be zero (0) for all purposes of this Agreement with respect to the applicable Pricing Rate Period.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Pricing Rate Determination Date, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(d) Sections 3(g), 3(h) and 3(i) of the Repurchase Agreement are hereby deleted in their entirety and replaced with the following:

“(g) Upon Buyer’s reasonable determination that an Index Transition Event has occurred:

(i)	Buyer shall provide an Index Transition Notice to Seller;

(ii)	the Applicable Index shall transition, as of the Index Transition Date, to a Replacement Index identified in accordance with the definition thereof and the provisions hereof; and

(iii)	the Rate Adjustment shall transition in accordance with the definition thereof.

To the extent of any such determination by Buyer that an Index Transition Event has occurred, such determination and imposition of a Replacement Index will not be applied to Seller unless Buyer is imposing changes similar in substance on its similarly situated customers domiciled in the United States under repurchase facilities under which Buyer has a comparable contractual right, which repurchase facilities finance commercial real estate mortgage loans of similar type, size and duration to the affected Purchased Loans and which are otherwise similar to such Purchased Loans in a manner which is material to Buyer’s determination hereunder (“Similar Loans”).

Notwithstanding anything to the contrary herein or in any other Transaction Documents, Buyer shall have the right (subject to disclosure to and discussion with Seller in advance of formal notice) to make Conforming Changes to the Transaction Documents from time to time in connection with an Index Transition Event, and such Conforming Changes shall become effective without any further action or consent by Seller but only after delivery of written notice thereof by Buyer to Seller.

(h) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Transaction Documents, (a) the commitment, if any, of Buyer hereunder to enter into new Transactions shall forthwith be canceled, and (b) unless a Replacement Index becomes effective as provided in Section 3(g)(ii), the Pricing Rate for the Transactions then outstanding shall be converted automatically to a per annum rate equal to the Prime Rate plus 100 basis points (1.00%) on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement.

(i) Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any indirect or consequential damages including, without limitation, any lost profit or opportunity) which Buyer sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(d) hereof of a termination of a Transaction, (ii) any payment of the Repurchase Price on any day other than a Remittance Date or the Repurchase Date (including, without limitation, any such actual, out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained), (iii) a default by Seller in selling Eligible Loans after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of this Agreement or (iv) any Interest Determination which results in a transition to a Replacement Index on a day which is not the last day of the then current Pricing Rate Period. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller.”

(e) Section 3(l) of the Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(l) Notwithstanding the foregoing or anything herein or in the Fee Agreement to the contrary, (x) no Exit Fee shall be due and payable in connection with the early repurchase of a Purchased Loan if Seller repurchases such Purchased Loan within sixty (60) days after the Index Transition Date for the related Transaction, (y) if Buyer notifies Seller of its entitlement to additional amounts pursuant to Section 3(j) or 3(k), then provided Seller pays such additional amounts pursuant to Section 3(j) or 3(k), Seller may consummate an early repurchase of all of the Purchased Loans and terminate this Agreement and the other Transaction Documents without payment of the Exit Fee and (z) no Exit Fee shall be due and payable in connection with any reduction in outstanding Purchase Price or consummation of an early repurchase of a Purchased Loan in accordance with Section 4(a).”

(f) The following Section 11(k) shall be added to the Repurchase Agreement in its proper location, the word “or” shall be deleted at the end of Section 11(i) and the second Section 11(h) of the Repurchase Agreement is hereby deleted in its entirety and replaced with the following Section 11(j):

“(j) take any action that will cause its “centre of main interests” as such term is used in the Recast Insolvency Regulation) to be located in the United Kingdom or Europe or register as a company in any jurisdiction other than Delaware; or”

(k) suffer a Change of Control that Buyer has not consented to or enter into or permit any Division/Series Transaction with respect to Seller.”

2. Seller’s Representations. Seller has taken all necessary action to authorize the execution, delivery and performance of this Amendment. This Amendment has been duly executed and delivered by or on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. No Event of Default has occurred and is continuing, and no Event of Default will occur as a result of the execution, delivery and performance by Seller of this Amendment. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Seller of this Amendment has been obtained and is in full force and effect (other than consents, approvals, authorizations, orders, registrations or qualifications that if not obtained, are not reasonably likely to have a Material Adverse Effect).

3. Reaffirmation of Guaranty. Guarantor has executed this Amendment for the purpose of acknowledging and agreeing that, notwithstanding the execution and delivery of this Amendment and the amendment of the Repurchase Agreement hereunder, all of Guarantor’s obligations under the Guaranty remain in full force and effect and the same are hereby irrevocably and unconditionally ratified and confirmed by Guarantor in all respects.

4. Full Force and Effect. Except as expressly modified hereby, all of the terms, covenants and conditions of the Repurchase Agreement and the other Transaction Documents remain unmodified and in full force and effect and are hereby ratified and confirmed by Seller. Any inconsistency between this Amendment and the Repurchase Agreement (as it existed before this Amendment) shall be resolved in favor of this Amendment, whether or not this Amendment specifically modifies the particular provision(s) in the Repurchase Agreement inconsistent with this Amendment. All references to the “Agreement” in the Repurchase Agreement or to the “Repurchase Agreement” in any of the other Transaction Documents shall mean and refer to the Repurchase Agreement as modified and amended hereby.

5. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Buyer under the Repurchase Agreement, any of the other Transaction Documents or any other document, instrument or agreement executed and/or delivered in connection therewith.

6. Headings. Each of the captions contained in this Amendment are for the convenience of reference only and shall not define or limit the provisions hereof.

7. Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures

8. Governing Law. This Amendment shall be governed in accordance with the terms and provisions of Section 20 of the Repurchase Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written and effective as of the Effective Date.

BUYER:

CITIBANK, N.A.

By:	/s/ Richard Schlenger
Name:	Richard Schlenger
Title:	Authorized Signatory

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SELLER:

PARLEX 2 FINANCE, LLC, a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Executive Vice President, Capital Markets and Treasurer

PARLEX 2A FINCO, LLC, a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Executive Vice President, Capital Markets and Treasurer

PARLEX 2 UK FINCO, LLC, a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Executive Vice President, Capital Markets and Treasurer

PARLEX 2 EUR FINCO, LLC, a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Executive Vice President, Capital Markets and Treasurer

[Signature Page to Fourth Amendment to Fourth Amended and Restated Master Repurchase Agreement]

PARLEX 2 CAD FINCO, LLC, a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Executive Vice President, Capital Markets and Treasurer

PARLEX 2 AU FINCO, LLC, a Delaware limited liability company

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Executive Vice President, Capital Markets and Treasurer

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[Signature Page to Fourth Amendment to Fourth Amended and Restated Master Repurchase Agreement]

GUARANTOR:

BLACKSTONE MORTGAGE TRUST, INC.,

By:	/s/ Douglas N. Armer
Name:	Douglas N. Armer
Title:	Executive Vice President, Capital Markets and Treasurer

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